Exhibit 10.1

EXECUTION VERSION

MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, NY 10036	BANK OF AMERICA, N.A. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED One Bryant Park New York, NY 10036

CONFIDENTIAL

July 18, 2017

Crown Castle International Corp.

1220 Augusta Drive

Suite 600

Houston, TX 77057

Attention: Daniel K. Schlanger, Senior Vice President and Chief Financial Officer

Project Beacon

$7,100,000,000 Senior Unsecured Bridge Facility

Commitment Letter

Ladies and Gentlemen:

You have advised Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), Bank of America, N.A. (“BofA”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (together with its designated affiliates, “MLPFS” and, together with Morgan Stanley, BofA, the Additional Agents (as defined below) and the Additional Committed Lenders (as defined below), “we” or “us”) that you intend to consummate the Transactions (such term and each other capitalized term used but not defined herein having the meanings assigned to them in the Term Sheets (as defined below)).

In connection with the Transactions, each of Morgan Stanley and BofA (in such capacity, each, an “Initial Committed Lender” and, together with any Additional Committed Lenders appointed as described below, collectively, the “Committed Lenders”) hereby commits to provide 50% of the Bridge Facility upon the terms and subject to the conditions set forth or referred to in this commitment letter (this “Commitment Letter”) and in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Bridge Facility Term Sheet” and, together with the Summary of Conditions Precedent attached hereto as Exhibit B (the “Conditions Exhibit”), the “Term Sheets”). Those matters that are not covered by or made clear under the provisions hereof and of the Term Sheets are subject to the approval and agreement of us and you. The commitments of each Committed Lender in respect of the Bridge Facility shall be several and not joint.

You hereby appoint each of Morgan Stanley and MLPFS to act, and each of Morgan Stanley and MLPFS hereby agrees to act, as a joint lead arranger and a joint bookrunner for the Bridge Facility (in such capacity, each, a “Lead Arranger” and, collectively, the “Lead

Arrangers”), upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Term Sheets. You also hereby appoint (a) Morgan Stanley to act, and Morgan Stanley hereby agrees to act, as sole administrative agent for the Bridge Facility and (b) MLPFS to act, and MLPFS hereby agrees to act, as sole syndication agent for the Bridge Facility, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Term Sheets. Each of Morgan Stanley and MLPFS, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles. It is further agreed that Morgan Stanley shall have “left side” designation and shall appear on the top left of any Information Materials (as defined below) and all other offering or marketing materials in respect of the Bridge Facility. You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation will be paid in connection with the Bridge Facility, unless you and we shall agree; provided that, you may appoint additional co-arrangers, agents, co-agents, managers or co-managers and allocate to such additional financial institutions (or their lending affiliates) economics of the Bridge Facility (with any such allocation ratably reducing the economics of the Bridge Facility that are allocated to Morgan Stanley and MLPFS; provided, however, that (x) each of Morgan Stanley and MLPFS shall retain its respective economics set forth in the Fee Letter and (y) no Additional Agent (as defined below) shall be entitled to greater economics in respect of the Bridge Facility than any of Morgan Stanley and MLPFS) as determined by you in consultation with Morgan Stanley and MLPFS (it being understood and agreed that, to the extent you appoint any such additional financial institutions (or their lending affiliates), the commitments allocated to each of Morgan Stanley and BofA (but not, for the purpose of clarity, any Additional Committed Lender) in respect of the Bridge Facility will be permanently reduced ratably by the amount of the commitments allocated to such additional financial institutions (or their lending affiliates) upon the execution by such additional financial institutions (or their lending affiliates) of customary joinder documentation and, thereafter, each such additional financial institution (or its lending affiliate) shall constitute an “Additional Agent” and/or an “Additional Committed Lender”, as applicable, hereunder and under the Fee Letter).

We reserve the right, prior to or after the execution of definitive documentation for the Bridge Facility (the “Senior Bridge Credit Documentation”), to syndicate all or a portion of the Committed Lenders’ commitments hereunder to one or more financial institutions that will become parties to such definitive documentation (the financial institutions becoming parties to such definitive documentation, together with the Committed Lenders, being collectively referred to as the “Lenders”), it being understood and agreed that we will not syndicate to those persons that are identified in writing to us on or prior to the date hereof (collectively, the “Disqualified Institutions”). The selection of such financial institutions (a) from the date hereof until the date that is 45 days from the date hereof (the “Initial Syndication Period”) shall be made jointly by you and us (it being understood that your approval shall not be required with respect to any Lender otherwise identified in writing as an approved Lender by you and us prior to the date hereof (such Lenders, the “Approved Lenders”)) and (b) following the Initial Syndication Period, if and for so long as a Successful Syndication (as defined in the Fee Letter) has not been achieved, shall be made by us in consultation with you. Notwithstanding our right to syndicate the Bridge Facility and receive commitments with respect thereto and other than as set forth in the proviso below, no Committed Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Bridge Facility on the Bridge Funding Date) in connection with any syndication, assignment or participation of the Bridge Facility, including its commitment in respect thereof, until after the initial funding under the Bridge Facility on the Bridge Funding Date has occurred; provided, however, the commitments of each Committed Lender hereunder with respect to the Bridge Facility shall be reduced dollar-for-dollar, on a ratable basis, and each Committed Lender shall be relieved, released and novated from its obligations hereunder (including its obligation to fund the Bridge Facility on the Bridge Funding Date) as and when commitments for the Bridge Facility are received from Lenders (and during the Initial Syndication Period, from Lenders selected pursuant to the syndication process set forth in the immediately preceding sentence), but only to the extent that each such Lender both (i) is either (x) a Lender that is a party to the Credit Agreement (as defined in the Bridge Facility Term Sheet) as of the date hereof (an “Existing Lender”) or (y) a commercial or investment bank (each, an “Investment Grade Lender”), whose senior unsecured long-term indebtedness has investment grade ratings by each of Moody’s Investor Services, Inc. (“Moody’s”) and S&P Global Ratings (“S&P”) and (ii) becomes (x) party to this Commitment Letter as an “Additional Committed Lender” with respect to the Bridge Facility pursuant to customary joinder documentation or other documentation, in each case, reasonably satisfactory to us and you (which you agree to execute promptly upon our reasonable request) or (y) party to the Senior Bridge Credit Documentation as a “Lender” thereunder. It is understood that on the Bridge Funding Date, each Committed Lender’s obligation to fund its commitment under the Bridge Facility shall be limited to its then-outstanding commitment (as such commitment may have been reduced as forth herein). We may decide to commence syndication efforts promptly, and you agree, until the earliest of (x) the termination of the syndication by us, (y) the date a Successful Syndication is achieved and (z) the date that is 45 days after the Bridge Funding Date (such earliest date, the “Syndication Date”), actively to assist (and to use your commercially reasonable efforts to cause the Acquired Companies to actively assist to the extent not in contravention of the Merger Agreement) us in completing a timely and orderly Successful Syndication. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing banking relationships, (b) direct contact during the syndication between your senior management, representatives and advisors, on the one hand, and the proposed Lenders, on the other hand, in all cases at times and locations to be mutually agreed upon, (c) your assistance (and using your commercially reasonable efforts to cause the Acquired Companies to assist to the extent not in contravention of the Merger Agreement) in the preparation of a customary Confidential Information Memorandum for the Bridge Facility and other customary marketing materials to be used in connection with the syndication (collectively, the “Information Materials”), (d) the hosting, with us, of not more than three meetings or telephone conferences with prospective Lenders at times and locations to be mutually agreed upon, (e) using your commercially reasonable efforts to procure ratings for the Bridge Facility and the Notes from each of S&P and Moody’s prior to the launch of general syndication and (f) there being no competing issues, offerings, placements or arrangements of debt securities, equity securities or commercial bank or other credit facilities of you being issued, offered, placed or arranged (other than, with respect to you and your subsidiaries, including, following the Acquisition, the Acquired Companies, (i) the Bridge Facility, (ii) the Notes (or any other debt securities issued to refinance the Bridge Facility in whole or in part), (iii) the Equity Offering (or any other equity securities issued to refinance the Bridge Facility in whole or in part), (iv) with respect to the Acquired Companies, debt permitted to be incurred pursuant to the terms of the Merger Agreement, (v) intercompany debt, (vi) borrowings under existing credit facilities and any amendments (including the Revolver Upsize Amendment; provided that syndication of the Revolver Upsize Amendment shall not be launched prior to the termination of any commitment with respect to the Backstopped Amendment), extensions, renewals, replacements or refinancings thereof (provided, that the aggregate principal amount of any existing term loan facilities (other than in respect of accrued and unpaid interest, fees and expenses) shall not be increased pursuant to this clause (vi)), (vii) capital leases, letters of credit, purchase money and equipment financings incurred in the ordinary course of business, (viii) other debt in an aggregate principal amount up to $500,000,000 and (ix) the issuance of any equity in connection with any employee stock plan or employee compensation plan) without the consent of the Lead Arrangers (such consent not to be unreasonably withheld) if such issuance, offering, placement or arrangement could reasonably be expected to materially impair the primary syndication of the Bridge Facility or the Notes Issuance. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, but without limiting your obligations to assist with syndication efforts as set forth herein, it is understood and agreed that neither the commencement nor completion of the syndication of the Bridge Facility, nor the obtaining of the ratings referenced above, nor any other provision of this paragraph, shall constitute a condition to the commitments hereunder or the funding of the Bridge Facility on the Bridge Funding Date. It is also understood and agreed that you will not be required to provide any information to the extent that the provision thereof would violate (i) any attorney-client privilege, (ii) rule, law or regulation applicable to you, the Acquired Companies or your or their respective affiliates or (iii) any obligation of confidentiality from a third party binding on you, the Acquired Companies or your or their respective affiliates (so long as such confidentiality obligation was not entered into in contemplation of the Transactions).

It is understood and agreed that the Lead Arrangers will, in consultation with you and subject to the immediately preceding paragraph, manage all aspects of the syndication, including selection of Lenders, determination of when the Lead Arrangers will approach potential Lenders and the time of acceptance of the Lenders’ commitments, the final allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders; provided that, during the Initial Syndication Period, all such selections, determinations, allocations, amounts and distributions shall be jointly made by you and us and (y) following the Initial Syndication Period, all such selections, determinations, allocations, amounts and distributions shall be made by us in consultation with you and, in any event, will not include Disqualified Institutions. Until the Syndication Date, to assist the Lead Arrangers in their syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts to cause the Acquired Companies to prepare and provide to the extent not in contravention of the Merger Agreement) to the Committed Lenders all customary information with respect to the Acquired Companies, you and your subsidiaries and the Transactions, including all financial information and projections (the “Projections”), as the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Bridge Facility. If reasonably requested by the Lead Arrangers prior to the Syndication Date, you agree to assist the Lead Arrangers in preparing a customary additional version of the Confidential Information Memorandum (the “Public Side Version”) to be used by prospective

Lenders’ public-side employees and representatives (such Lenders, “Public-Siders”; all other Lenders, “Private-Siders”) who do not wish to receive material non-public information (within the meaning of the United States Federal or State securities laws) with respect to you and your affiliates and any of your or their respective securities (such material non-public information, “MNPI”) and who may be engaged in investment and other market-related activities with respect to your or your affiliates’ securities or loans. It is understood and agreed that, in connection with your assistance described above, (i) customary authorization letters will be included in the Confidential Information Memorandum that authorize the distribution of the Confidential Information Memorandum to prospective Lenders and confirm that the Public Side Version does not include MNPI and (ii) the Public Side Version will contain customary language exculpating us and our affiliates and you and your affiliates (including the Acquired Companies and their affiliates) with respect to any liability related to the use and misuse of the contents of the Public Side Version or any related marketing material. You agree to identify that portion of the Information Materials that may be distributed to Public-Siders by clearly marking the same as “PUBLIC” (it being understood and agreed that you shall not be under any obligation to mark the Information Materials as “PUBLIC”). You acknowledge that the Lead Arrangers will make available the Information Materials on a confidential basis to the proposed syndicate of Lenders by posting such information on Intralinks, Debt X or SyndTrack Online or by similar electronic means. You agree that the following documents may be distributed to both Private-Siders and Public-Siders, unless you advise the Lead Arrangers prior to their intended distribution that such materials should only be distributed to Private-Siders and provided that you and your counsel have been given a reasonable opportunity to review such documents: (1) administrative materials prepared by us for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (2) the Term Sheets and notification of changes in the Bridge Facility’s terms and conditions, (3) the Patriot Act (as defined below) and other similar “know-your-customer” information and (4) drafts and final versions of the Senior Bridge Credit Documentation. If you advise the Lead Arrangers that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you.

You hereby represent and covenant that (a) all written information other than the Projections, other forward-looking material and information of a general economic or industry specific nature (such written information, the “Information”) that has been or will be made available to us by or on behalf of you, when taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates provided thereto); provided that such representation and covenant with respect to the Acquired Companies is made to your knowledge; and (b) the Projections and other forward-looking material that have been or will be made available to us by or on behalf of you have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time made and at the time made available to us (it being understood that (i) the Projections and other forward-looking material relate to future events and are not to be viewed as facts, (ii) the Projections and other forward-looking material are subject to significant uncertainties and contingencies, many of which are beyond your and the Acquired Companies’ control, (iii) no assurance can be given that any particular Projections or other forward-looking information will be realized and (iv) actual results during the period or periods covered by any such Projections or other forward-looking information may differ significantly from the projected results and such differences may be material). You agree that if at any time from and including the date hereof until the Syndication Date, the representation and covenant in the immediately preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished and such representation and covenant were being made at such time, then you will (or with respect to the Information and Projections relating to the Acquired Companies, will use commercially reasonable efforts to) promptly supplement, or cause to be supplemented, the Information and the Projections so that such representation and covenant would be correct in all material respects in light of the circumstances under which such statements are made (giving effect to all other supplements and updates provided thereto); provided that any such supplementation shall cure any breach of such representation and covenant. In arranging the Bridge Facility, including the syndication of the Bridge Facility, we (A) will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof and (B) do not assume responsibility for the accuracy or completeness of the Information or the Projections. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, it is understood and agreed that the accuracy of the representations or compliance with the covenant set forth in this paragraph shall not constitute a condition to the commitments hereunder or the funding of the Bridge Facility on the Bridge Funding Date.

As consideration for the Committed Lenders’ commitments hereunder and the agreement of the Committed Lenders and the Lead Arrangers to perform the services described herein, you agree to pay (or cause to be paid) the fees as set forth in the Fee Letter dated the date hereof and delivered herewith with respect to the Bridge Facility (the “Fee Letter”) in accordance with the terms thereof. Once paid, except as expressly provided in the Fee Letter, such fees shall not be refundable under any circumstances.

The commitments of the Committed Lenders to fund the Bridge Facility on the Bridge Funding Date and the agreement of the Committed Lenders and the Lead Arrangers to perform the services described herein are subject solely to the conditions set forth in the Conditions Exhibit (and no others).

Notwithstanding anything in this Commitment Letter, the Term Sheets, the Fee Letter, the Senior Bridge Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations and warranties the accuracy of which shall be a condition to the availability of the Bridge Facility on the Bridge Funding Date shall be (i) such of the representations and warranties made by the Acquired Companies in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Merger Agreement or not consummate the Acquisition as a result of a breach of such representations and warranties in the Merger Agreement (to such extent, the “Specified Merger Agreement Representations”) and (ii) the Specified Representations (as defined below); and (b) the terms of the Senior Bridge Credit Documentation shall be in a form such that they do not impair the availability of the Bridge Facility on the Bridge Funding Date if the conditions described in the immediately preceding paragraph are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties of you set forth in the Senior Bridge Credit Documentation relating to organization and powers; authorization and enforceability, in each case, relating to the entering into and performance of the Senior Bridge Credit Documentation; no conflict with material laws and constituent documents; solvency as of the Bridge Funding Date (after giving effect to the Transactions) of you and your subsidiaries on a consolidated basis; Federal Reserve margin regulations and the Investment Company Act of 1940; OFAC and anti-terrorism laws (including the Patriot Act); and use of proceeds of the Bridge Facility not in violation of FCPA. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.

By executing this Commitment Letter, you agree (a) to indemnify and hold harmless each of us and our respective affiliates and each of our and their respective Related Parties (as defined below) (each, an “indemnified person”) from and against any and all losses, claims, damages, liabilities or related reasonable and documented out-of-pocket expenses (subject to the limitations set forth below), joint or several, to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Term Sheets, the Fee Letter, the Transactions or the Bridge Facility or any claim, litigation, investigation or proceeding relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such indemnified person is a party thereto or whether a Proceeding is initiated by or on behalf of a third party or you or any of your affiliates, and to reimburse each such indemnified person upon demand for any reasonable and documented out-of-pocket legal expenses of one firm of counsel for all such indemnified persons, taken as a whole, and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such indemnified persons, taken as a whole (and, solely in the case of an actual or perceived conflict of interest where the indemnified person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for all such affected indemnified persons and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such affected indemnified persons), in each case incurred in connection with defending any of the foregoing; provided that the foregoing will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they (i) are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the wilful misconduct, bad faith or gross negligence of, or material breach of this Commitment Letter or the Senior Bridge Credit Documentation by, such indemnified person or any Related Persons of such indemnified person or (ii) result from a proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an indemnified person against any other indemnified person (other than claims against any arranger or agent in its capacity or in fulfilling its roles as an arranger or agent hereunder or any similar role with respect to the Bridge Facility) and (b) upon and subject to the consummation of the Acquisition, to reimburse us for all reasonable and documented out-of-pocket expenses (including the reasonable expenses of our due diligence investigation, reasonable consultants’ fees and expenses, reasonable syndication expenses, reasonable travel expenses and reasonable fees, disbursements and other charges of one firm of counsel for all Committed Lenders and Lead Arrangers taken as a whole) incurred in connection with the Bridge Facility and the preparation of this Commitment Letter, the Term Sheets, the Fee Letter and the Senior Bridge Credit Documentation. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any counsel based on the fees such counsel may receive on account of their relationship with us, including without limitation, fees paid pursuant hereto. Notwithstanding any other provision of this Commitment Letter, (1) no indemnified person shall be liable for any damages directly or indirectly arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmissions systems, except to the extent such damages are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the wilful misconduct, bad faith or gross negligence of such indemnified person or any Related Persons of such indemnified person and (2) without in any way qualifying or limiting your indemnification obligations hereunder, neither you nor any indemnified person shall be liable for any special, indirect, consequential or punitive damages in connection with its activities related to the Bridge Facility or the Transactions; provided that nothing in this sentence shall relieve you of any obligation you may have under the terms hereof to indemnify an indemnified person for any such damages asserted by an unaffiliated third party. You shall not, without the prior written consent of the affected indemnified person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceeding against such indemnified person in respect of which indemnity could have been sought hereunder by such indemnified person unless such settlement (i) includes an unconditional release of such indemnified person in form and substance reasonably satisfactory to such indemnified person from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission of fault. You shall not be liable for any settlement of any pending or threatened Proceeding effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your prior written consent, you agree to indemnify and hold harmless each indemnified person from and against any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses by reason of such settlement or judgment in accordance with the other provisions of this paragraph. For purposes hereof, “Related Parties” means, with respect to any person, the officers, directors, employees, agents, trustees, managers, advisors, representatives and controlling persons of such person.

You acknowledge that we and our respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. None of us or any of our respective affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you in connection with the performance by us of services for other companies, and none of us or any of our respective affiliates will furnish any such information to other companies. You also acknowledge that none of us or any of our respective affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you or your subsidiaries or representatives, confidential information obtained by us from any other company or person.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you, on the one hand, and us, on the other hand, is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter and the Term Sheets, irrespective of whether any of us has advised or is advising you on other matters, (b) we, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of any of us, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter and the Term Sheets, (d) you have been advised that each of us is engaged in a broad range of transactions that may involve interests that differ from your interests and that none of us has an obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, (e) you have consulted your own legal, regulatory, tax and financial advisors to the extent you have deemed appropriate in connection with the transactions contemplated by this Commitment Letter and the Term Sheets and (f) you hereby waive, to the fullest extent permitted by law, any claims you may have against any of us for breach of fiduciary duty or alleged breach of fiduciary duty in connection with this Commitment Letter and the transactions contemplated hereby and by the Term Sheets and agree that none of us shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors and that you shall not assert any such claim against any of us.

You further acknowledge that each of us is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each of us may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans) and other obligations of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any of us or any of our customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

This Commitment Letter and the commitments hereunder shall not be assignable by you, and your obligations hereunder may not be delegated, without the prior written consent of each of us, and any attempted assignment without such consent shall be void. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of us and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (in “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter, the Term Sheets and the Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the Bridge Facility. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the parties required to be indemnified hereunder. This Commitment Letter and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Commitment Letter and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided, that, notwithstanding the preceding sentence and the governing law provisions in this Commitment Letter, the Fee Letter and the Senior Bridge Credit Documentation, it is understood and agreed that the interpretation of (i) “Material Adverse Effect” (as defined in the Merger Agreement) and whether a “Material Adverse Effect” has occurred, (ii) the accuracy of any Specified Merger Agreement Representations and (iii) whether the transactions have been consummated in accordance with the terms of the Merger Agreement, in each case, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware. Each of us may perform the duties and activities described hereunder through any of our respective affiliates and the provisions of the fourth preceding paragraph shall apply with equal force and effect to any of such affiliates so performing any such duties or activities. The parties hereby agree that MLPFS may, without notice to you or any other party to this Commitment Letter, assign its rights and obligations under this Commitment Letter to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Commitment Letter.

Each of the parties hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind, whether in law or equity, whether in contract or in tort or otherwise, against any Committed Lender or its affiliates or any of their respective officers, directors, employees, managers, agents and controlling persons in any way relating to the Transactions, this Commitment Letter, the Term Sheets or the Fee Letter or the performance of services hereunder or thereunder in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by registered mail addressed to such party shall be effective service of process for any suit, action or proceeding brought in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any such action, litigation or proceeding brought in any such court and any claim that any such action, litigation or proceeding has been brought in any inconvenient forum. Each of the parties hereto hereby agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party is or may be subject, by suit upon judgment.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER, THE TERM SHEETS, THE FEE LETTER OR THE TRANSACTIONS CONTEMPLATED

HEREBY OR THEREBY OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS COMMITMENT LETTER AND THE FEE LETTER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Senior Bridge Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter and the Term Sheets and as promptly as reasonably practicable, it being acknowledged and agreed that the commitment provided hereunder is subject only to conditions precedent as provided herein.

You agree that you will not disclose, directly or indirectly, this Commitment Letter, the Term Sheets, the Fee Letter, the contents of any of the foregoing or the activities of the Committed Lenders pursuant hereto or thereto to any person without the prior approval of the Committed Lenders, except that you may disclose (a) this Commitment Letter, the Term Sheets, the Fee Letter and the contents hereof and thereof (i) to your officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (ii) to any prospective Additional Committed Lender and its officers, directors, employees, attorneys, accountants and advisors, (iii) pursuant to the order of any court or administrative agency or in any legal, judicial or administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case you shall promptly notify us, in advance, to the extent lawfully permitted to do so), (iv) upon the request or demand of any regulatory authority having jurisdiction over you (in which case you shall promptly notify us, in advance, to the extent lawfully permitted to do so) and (v) in connection with the exercise of remedies to the extent relating to this Commitment Letter, the Term Sheets or the Fee Letter, (b) this Commitment Letter, the Term Sheets and the contents hereof and thereof (but not the Fee Letter or the contents thereof, except as otherwise provided in clause (i) of this clause (b)) (i) to the Equityholders (as defined in the Merger Agreement) and the Acquired Companies and their respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis (provided that the Fee Letter and the contents thereof may be provided to such persons if redacted in respect of the amounts, percentages and basis points of compensation set forth therein), (ii) in any prospectus or other offering memorandum relating to the Notes in a manner to be mutually agreed, (iii) in any public filing in connection with the Transactions and (iv) to prospective Lenders or participants and to rating agencies in connection with obtaining ratings for the Bridge Facility on a confidential basis, (c) the aggregate fee amount contained in the Fee Letter as part of projections, pro forma information or generic disclosure of aggregate sources and uses related to fee amounts to the extent customary or required in marketing materials or any public filing or any prospectus or other offering memorandum (and only to the extent aggregated with all other fees and expenses of the

Transactions and not presented as an individual line item unless required by applicable law) and (d) general disclosure regarding the aggregate commitments of the Committed Lenders hereunder (including the amount of such commitments) and the material terms (other than any fees paid to the Committed Lenders and Lead Arrangers) and conditions of the Bridge Facility and the documentation executed in connection therewith to the extent customary or required in any public filing or press release.

The Committed Lenders and their affiliates shall use all non-public information received by them in connection with the Bridge Facility and the Transactions solely for the purposes of providing the services that are the subject of this Commitment Letter, the Term Sheets and the Fee Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent them from disclosing any such information (a) to ratings agencies on a confidential basis and in consultation with you, (b) to any Lenders or participants or prospective Lenders or prospective participants, (c) pursuant to the order of any court or administrative agency or in any legal, judicial or administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case, the applicable Committed Lender or its affiliate, as the case may be, shall promptly notify you, in advance, to the extent lawfully permitted to do so), (d) upon the request or demand of any regulatory authority having jurisdiction over them (in which case the applicable Committed Lender or its affiliate, as the case may be, shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so), (e) to our respective Related Parties who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and who agree (which agreement may be oral or pursuant to company policy) to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (f) to our affiliates and their respective Related Parties (provided that any such affiliate or Related Party is advised of its obligation to retain such information as confidential, and the applicable Committed Lender shall be responsible for its affiliates’ and their respective Related Parties’ compliance with this paragraph) who need to know such information solely in connection with the Transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by any Committed Lender, its affiliates or any of their respective Related Parties in breach of this Commitment Letter, (h) to the extent such information is received by any Committed Lender from a third party that is not, to such Committed Lender’s knowledge, subject to a confidentiality obligation to you with respect to such information, (i) in connection with the exercise of remedies to the extent relating to this Commitment Letter, the Term Sheets or the Fee Letter and (j) for purposes of establishing a “due diligence” defense; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on the terms set forth in this paragraph or as is otherwise reasonably acceptable to you). Our obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions of the Senior Bridge Credit Documentation and shall, in any event, terminate two years after the date hereof.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001), as subsequently amended and reauthorized) (the “Patriot Act”), each of the Lenders may be required to obtain, verify and record information that identifies you, which information may include your name and address and other information that will allow each of the Lenders to identify you in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each of the Lenders.

Please indicate your acceptance of the terms hereof and of the Fee Letter by signing in the appropriate space below and in the Fee Letter and returning to the Lead Arrangers executed original copies (or facsimiles or other electronic copies in “pdf” or “tif” format thereof) of this Commitment Letter and the Fee Letter not later than 11:59 p.m., New York City time, on July 19, 2017. The commitments hereunder will expire at such time in the event that the Lead Arrangers have not received such executed original copies (or facsimiles or other electronic copies in “pdf” or “tif” format thereof) in accordance with the immediately preceding sentence. In the event that the borrowing under the Bridge Facility does not occur on or before March 31, 2018 (or June 29, 2018 if such date is extended pursuant to Section 9.1 of the Merger Agreement) or such earlier date on which the Acquisition is consummated or the Merger Agreement is terminated, then this Commitment Letter and the commitments hereunder shall automatically terminate unless the Committed Lenders shall agree to an extension. The syndication, compensation, reimbursement, indemnification, jurisdiction, governing law, waiver of jury trial, no fiduciary relationship and, except as expressly set forth above, confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Senior Bridge Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder. You may terminate this Commitment Letter and/or any Committed Lender’s commitment with respect to the Bridge Facility (or a portion thereof) at any time subject to the provisions of the immediately preceding sentence (the date on which this Commitment Letter is terminated pursuant to the provisions of this paragraph, the “Termination Date”).

[The remainder of this page intentionally left blank]

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By /s/ Anish Shah
Name: Anish Shah
Title: Authorized Signatory

BANK OF AMERICA, N.A.

By /s/ Eric Ridgway
Name: Eric Ridgway
Title: Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By /s/ Jeffery P. Standish
Name: Jeffery P. Standish
Title: Director

Accepted and agreed to as of

the date first above written:

CROWN CASTLE INTERNATIONAL CORP.

By	/s/ Daniel K. Schlanger
	Name:	Daniel K. Schlanger
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT A

CONFIDENTIAL

July 18, 2017

Project Beacon

$7,100,000,000 Senior Unsecured Bridge Facility

Summary of Principal Terms and Conditions1

Borrower:	The borrower under the Bridge Facility (as defined below) will be Crown Castle International Corp., a Delaware corporation (the “Borrower”).

Transactions:

Pursuant to an Agreement and Plan of Merger dated as of July 18, 2017 (the “Merger Agreement”), by and among LTS Group Holdings LLC (“Lightower”), Berkshire Fund VII-A (LTS) Acquisition Partners, Berkshire Fund VIII-A (LTS) Acquisition Partners, LTS Berkshire Fund VII- Blocker Corporation, LTS Berkshire Fund VIII- Blocker Corporation, LTS Co-Invest Blocker LLC, LTS Co-Invest Blocker II LLC, LTS Rollover Blocker LLC, LTS BF VII-A Blocker Merger Sub, Inc., LTS BF VIII-A Blocker Merger Sub, Inc., LTS Co-Invest Blocker Merger Sub, Inc., LTS Co-Invest Blocker II Merger Sub, Inc., LTS Rollover Blocker Merger Sub, Inc., LTS Group Holdings Merger Sub, Inc., the Borrower and BRS LLC, as equityholders’ representative, the Borrower will acquire (the “Acquisition”), directly or indirectly, all of the outstanding equity interests of Lightower (Lightower, together with its subsidiaries, the “Acquired Companies”) for aggregate cash consideration equal to an amount previously disclosed to the Lead Arrangers (the “Purchase Price”).

In connection with the Acquisition, (a) the Borrower intends to (i) (1) issue common and/or preferred equity securities or enter into other equity financing arrangements (including any convertible securities or equity-linked securities) (collectively, the “Equity Offering”) and/or (2) issue senior unsecured notes (the “Notes”) in a public offering or in a Rule 144A or other private placement (the “Notes Issuance”) and/or (ii) borrow up to $7,100,000,000 (the “Committed Bridge Amount”), less the gross cash proceeds from the Equity

[1]	Capitalized terms used herein but not otherwise defined have the meanings assigned thereto in the Commitment Letter to which this Exhibit A is attached, including the other exhibits thereto (the “Commitment Letter”).

Offering, the Notes Issuance and any other Debt/Equity Financing Transactions (as defined below) on or prior to the Bridge Funding Date (as defined below), if any, in aggregate principal amount of senior unsecured bridge loans (the “Bridge Loans”) under a new senior unsecured bridge facility (the “Bridge Facility”) and (b) the Borrower intends to apply the proceeds from the Equity Offering, the Notes Issuance, any other Debt/Equity Financing Transactions and the Bridge Loans, together with cash on hand on the date on which the Acquisition is consummated (the “Acquisition Closing Date”), to (i) fund the Purchase Price, (ii) to redeem, defease, repurchase or repay (as applicable) certain outstanding indebtedness of the Acquired Companies (the “Refinancing”) and (iii) pay the fees and expenses incurred in connection with the Transactions (as defined below) (the “Transaction Costs”). In addition to the foregoing, the Borrower intends to amend the Credit Agreement dated as of January 21, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, as borrower, the lenders and issuing banks party thereto, and JPMorgan Chase Bank N.A., as administrative agent, to (i) increase revolving commitments thereunder by no more than $1,000,000,000 (the “Revolver Upsize Amendment”) and (ii) modify the financial maintenance covenants therein and make certain other amendments to accommodate the Transactions (the “Backstopped Amendment”, and together with the Revolver Upsize Amendment, the “Amendments”). The transactions described in clauses (a) and (b) of this paragraph, together with the Acquisition but excluding the Amendments, are collectively referred to herein as the “Transactions”.

Administrative Agent:	Morgan Stanley Senior Funding, Inc. will act as sole administrative agent for the Bridge Facility (in such capacity, the “Administrative Agent”) for a syndicate of financial institutions (other than the Disqualified Institutions) (the “Bridge Lenders”), and will perform the duties customarily associated with such role.

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Joint Lead Arrangers and Joint Bookrunners:	Morgan Stanley Senior Funding, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated will act as joint lead arrangers and joint bookrunners for the Bridge Facility (each in such capacity, a “Lead Arranger” and, collectively in such capacities, the “Lead Arrangers”) and will perform the duties customarily associated with such roles.

Syndication Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated will act as sole syndication agent for the Bridge Facility (the “Syndication Agent”) and will perform the duties customarily associated with such role.

Use of Proceeds:	The proceeds of the Equity Offering, the Notes Issuance, any other Debt/Equity Financing Transactions and the Bridge Loans, together with cash on hand at the Borrower on the Acquisition Closing Date, will be used by the Borrower on the Acquisition Closing Date to pay the Transaction Costs, to consummate the Refinancing and to fund the Purchase Price.

Availability:	The Bridge Loans will be required to be made in a single drawing on the Acquisition Closing Date substantially simultaneously with the consummation of the Acquisition (the date on which the Bridge Loans are funded, the “Bridge Funding Date”).

Ranking:	The Bridge Loans will be senior unsecured debt of the Borrower and will rank pari passu with all other senior unsecured debt of the Borrower and senior to all future subordinated debt of the Borrower.

Guarantees:	None.

Collateral:	None.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	With respect to overdue principal, interest, fees or other amounts, the applicable interest rate plus 2.00% per annum.

Amortization:	None.

Maturity Date:	The Bridge Loans shall mature on the 364-day anniversary of the Bridge Funding Date (the “Maturity Date”).

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Mandatory Prepayments and Commitment Reductions:

(i) Subsequent to the date hereof and on or prior to the Bridge Funding Date, the aggregate commitments under the Bridge Facility (the “Bridge Commitments”) shall be permanently reduced dollar-for-dollar by and (ii) after the Bridge Funding Date and subject to the mandatory prepayment requirements under the Credit Agreement, the Borrower will be required to prepay Bridge Loans on a pro rata basis, at par plus accrued and unpaid interest, in an amount equal to: (a) 100% of the net cash proceeds (including any proceeds in escrow) received from (x) the Equity Offering, (y) the Notes Issuance and (z) any other public or private equity or debt securities offering or other equity or debt financing undertaken or incurred by the Borrower or its subsidiaries to finance the Acquisition or to refinance the Bridge Facility, in whole or in part (other than borrowings of revolving loans under existing credit facilities as amended from time to time; provided that, any increase in the aggregate commitments under any existing revolving credit facilities shall be limited to the Revolver Upsize Amendment) (collectively, the “Debt/Equity Financing Transactions”), plus (b) 100% of the net cash proceeds of (x) any other debt for borrowed money incurred by the Borrower and its subsidiaries (other than Excluded Debt) and (y) any other issuances of public equity by the Borrower (other than in connection with any employee stock plan or employee compensation plan) plus (c) 100% of the net cash proceeds from any non-ordinary course asset sales or other disposition (including as a result of casualty or condemnation) by the Borrower and its subsidiaries, subject to in the case of this clause (c), to exceptions, reinvestment rights and baskets consistent with the Documentation Considerations (as defined below) to be agreed.

For purposes hereof, “Excluded Debt” means, with respect to the Borrower and its subsidiaries, including, following the Acquisition, the Acquired Companies, (i) intercompany debt, (ii) capital leases, letters of credit, purchase money and equipment financings incurred in the ordinary course of business, (iii) borrowings under existing credit facilities and any amendments (provided that, any increase in the aggregate commitments under any existing revolving credit facilities shall be limited to the Revolver Upsize Amendment), extensions, renewals, replacements or refinancings thereof (provided, that any increase in the aggregate principal amount of any existing term loan facilities (other than in respect of accrued and

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unpaid interest, fees and expenses) shall not constitute “Excluded Debt”) and (iv) other debt (other than the Notes and any other debt securities issued to refinance the Bridge Facility in whole or in part) in an aggregate principal amount up to $500,000,000.

Optional Prepayments:	The Bridge Loans may be prepaid, at any time in whole or in part, at the option of the Borrower, at par plus accrued and unpaid interest.

Senior Bridge Credit Documentation:	The definitive financing documentation for the Bridge Facility (the “Senior Bridge Credit Documentation”) shall contain the terms and conditions set forth in the Commitment Letter and such other terms as the Borrower and the Lead Arrangers shall agree; it being understood and agreed that the Senior Bridge Credit Documentation will be customary for unsecured bridge facilities of this type and, to the extent not expressly set forth in this Term Sheet, will contain terms and conditions (including with respect to covenants and events of default) consistent with and substantially similar to those set forth in the Credit Agreement (collectively, the “Documentation Considerations”).

Representations and Warranties:	The Senior Bridge Credit Documentation will contain customary representations and warranties that are consistent with the Documentation Considerations.

Conditions Precedent to Initial Borrowing:	Limited to those specified in the Conditions Exhibit.

Affirmative Covenants:	The Senior Bridge Credit Documentation will contain affirmative covenants that are consistent with the Documentation Considerations.

Negative Covenants:	The Senior Bridge Credit Documentation will contain negative covenants that are consistent with the Documentation Considerations.

Financial Covenants:	Limited to the following (with definitions of financial terms and calculations of financial ratios to be consistent with those set forth in the Credit Agreement):

(a) so long as the senior unsecured debt rating of the Borrower most recently announced by any two of S&P, Moody’s and Fitch is lower than BBB-, Baa3 or BBB-, respectively, the Borrower shall maintain a Consolidated Interest Coverage Ratio as of the last day of any fiscal

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quarter of the Borrower of not less than 2.50 to 1.00;

(b) the Borrower will not permit the Total Net Leverage Ratio as of the last day of any fiscal quarter of the Borrower to exceed 8.00 to 1.00, which shall step-down to 7.50 to 1.00 on the last day of the third full fiscal quarter following the Bridge Funding Date; and

(c) the Borrower will not permit the Total Senior Secured Leverage Ratio as of the last day of any fiscal quarter of the Borrower to exceed 3.50 to 1.00.

Events of Default:

The Senior Bridge Credit Documentation will contain events of default (including grace period and threshold amounts) that are consistent with the Documentation Considerations.

If an event of default (other than a bankruptcy event of default) shall occur and be continuing, the Administrative Agent (with the consent of the Required Bridge Lenders (as defined below)), by written notice to the Borrower, may declare the principal of, and all accrued interest on, all Bridge Loans to be due and payable immediately. If a bankruptcy event of default (with respect to the Borrower) occurs, the principal of and accrued interest on the Bridge Loans will be immediately due and payable without any notice, declaration or other act on the part of the holders of the Bridge Loans. An acceleration notice may be annulled and past defaults (except for monetary defaults not yet cured) may be waived by the Required Bridge Lenders.

Voting:	Amendments and waivers of the Senior Bridge Credit Documentation will require the approval of Bridge Lenders holding more than 50% of the aggregate principal amount of the then outstanding Bridge Loans (the “Required Bridge Lenders”), except that (a) the consent of each Bridge Lender directly and adversely affected thereby shall be required with respect to (i) reductions in the principal of any Bridge Loan owed to such Bridge Lender, (ii) extensions of the Maturity Date or the due date of any interest or fee payment, (iii) reductions in the rate of interest or the amount of any fees or other amounts owed to such Bridge Lender and (iv) changes in pro rata sharing provisions and (b) the consent of 100% of the Bridge Lenders shall be required with respect to modifications of any voting percentages.

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The Senior Bridge Credit Documentation shall contain provisions allowing the Borrower to replace a Bridge Lender in connection with amendments and waivers requiring the consent of all Bridge Lenders or of all Bridge Lenders directly affected thereby (so long as the consent of the Required Bridge Lenders has been obtained with respect to such amendment or waiver).

Cost and Yield Protection:	The Senior Bridge Credit Documentation will contain customary cost and yield protection provisions.

Assignments and Participations:	Subject to the prior consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) and compliance with applicable securities laws, the Bridge Lenders will have the right to assign Bridge Loans (other than to any Disqualified Institution or a natural person) in consultation with (but without the consent of) the Borrower.

The Bridge Lenders will have the right to participate their Bridge Loans (other than to any Disqualified Institution or a natural person) without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Bridge Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

The list of Disqualified Institutions provided by the Borrower (collectively, the “DQ List”) shall be posted to all Bridge Lenders (and the Administrative Agent shall have the express authority to do so), and the Administrative Agent shall further have the express authority to provide the DQ List to each Bridge Lender requesting the same.

Expenses and Indemnification:	Upon and subject to the consummation of the Acquisition, the Borrower will pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Lead Arrangers, the Syndication Agent, the Bridge Lenders and their respective affiliates associated with the syndication of the Bridge Facility, the preparation, negotiation, execution, delivery and administration of the Senior Bridge Credit Documentation and amendments, modifications and waivers thereof (including the reasonable and documented fees, disbursements and other charges of one firm of counsel to the Administrative Agent and its affiliates). In addition, all reasonable and

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documented out-of-pocket expenses of the Administrative Agent, the Lead Arrangers, the Syndication Agent and the Bridge Lenders (including the fees, disbursements and other charges of counsel to any of the foregoing) for enforcement costs associated with the Bridge Facility are to be paid by the Borrower.

The Borrower will indemnify the Lead Arrangers, the Administrative Agent, the Syndication Agent, and the Bridge Lenders and their respective affiliates and each of their respective directors, officers, employees, trustees, agents, managers, representatives, controlling persons and advisors and hold them harmless from and against all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket expenses (including the fees, charges and disbursements of a single counsel for all the indemnified persons and one local counsel for all the indemnified persons in each relevant local jurisdiction, which may include a one firm of special counsel acting in multiple jurisdictions (and, in the case of an actual or perceived conflict of interest where the indemnified person affected by such conflict informs the Borrower of such conflict and retains its own counsel, of one firm of counsel for all such affected indemnified persons)) of any such indemnified person arising out of, in connection with, or as a result of, the Transactions, including the financings contemplated thereby, or any transactions connected therewith or any claim, litigation, investigation or proceeding (regardless of whether any such indemnified person is a party thereto and regardless of whether such claim, litigation, investigation or proceeding is brought by a third party or by the Borrower or any of its subsidiaries) that relate to any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they (i) are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the wilful misconduct, bad faith or gross negligence of, or material breach of the Commitment Letter or the Senior Bridge Credit Documentation by, such indemnified person or such indemnified person’s affiliates, directors, officers, employees, trustees, agents, managers, representatives, controlling persons or advisors or (ii) result from a proceeding that does not involve an act or omission by the Borrower or any of its affiliates and that is brought by an indemnified person against any other indemnified person

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(other than claims against any arranger or agent in its capacity or in fulfilling its roles as an arranger or agent pursuant to the Commitment Letter or any similar role with respect to the Bridge Facility).

Governing Law and Forum:	New York.

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ANNEX I

Interest Rates:

On or prior to the Maturity Date, the Bridge Loans will accrue interest at a rate per annum equal to, at the Borrower’s option, Adjusted LIBOR (as defined below) plus the Applicable Rate or ABR plus the Applicable Rate.

“Applicable Rate” means the ratings-based spread for Bridge Loans set forth in the pricing grid on Annex II.

Notwithstanding anything to the contrary herein, such Applicable Rate will increase by 25 bps at the end of the first three-month period following the Bridge Funding Date and by an additional 25 bps at the end of each three-month period thereafter (through, but not including, the Maturity Date).

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

Interest will be payable in cash in arrears at the end of each three-month interest period and on the Maturity Date.

“ABR” means the Alternate Base Rate, which is the highest of (i) the Administrative Agent’s Prime Rate, (ii) the Federal Funds Effective Rate plus 1⁄2 of 1.00% and (iii) the Adjusted LIBOR for a one-month interest period plus 1.00%.

“Adjusted LIBOR” means for each three-month period after the Bridge Funding Date, the rate (adjusted for statutory reserve requirements for Eurocurrency liabilities) for Eurodollar deposits for such three-month period appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters Screen). Adjusted LIBOR shall not be less than 0.00% per annum.

Ticking/Commitment Fee:	Commencing on the date that is 60 days following the date hereof and without duplication of the Ticking Fee set forth in the Fee Letter, the Borrower will pay a nonrefundable fee (the “Ticking/Commitment Fee”) for the account of each Bridge Lender at a rate determined in accordance with the pricing grid set forth on Annex II on the daily aggregate amount of the Bridge Commitments of such Bridge Lender as in effect from the date that is 60 days following the date hereof and from time to time through and including the date the Bridge Commitments terminate in full or are otherwise reduced to zero

(including as a result of the funding of the Bridge Loans), which fee shall be earned and shall be payable in arrears on the last business day of each of March, June, September and December and on the date the Bridge Commitments terminate in full or are otherwise reduced to zero (including as a result of the funding of the Bridge Loans).

Duration Fees:	Duration fees (“Duration Fees”) in an amount equal to the percentage, as determined in accordance with the grid below, of the principal amount of the Bridge Loans outstanding at the close of business, New York City time, on each date set forth in the grid below, payable on such date:

Duration Fees
90 days after the Bridge Funding Date	180 days after the Bridge Funding Date	270 days after the Bridge Funding Date
0.50%	0.75%	1.00%

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ANNEX II

Pricing Grid

Level	Senior Unsecured Debt Rating (S&P / Moody’s / Fitch)*	Applicable Rate for LIBOR Loans	Applicable Rate for ABR Loans	Ticking/Commitment Fee
I	BBB+/Baa1/BBB+ or higher	1.125%	0.125%	0.125%
II	BBB/Baa2/BBB	1.250%	0.250%	0.150%
III	BBB-/Baa3/BBB-	1.375%	0.375%	0.200%
IV	BB+/Ba1/BB+	1.625%	0.625%	0.250%
V	BB/Ba2/BB or lower	2.000%	1.000%	0.350%

*	For the purposes of the foregoing pricing grid, changes in the Applicable Rate or Ticking/Commitment Fee resulting from changes in the Level shall become effective on the next business day after the date of the change in the related rating. The applicable level will be based on the highest rating received from any of S&P, Moody’s or Fitch; provided that if the lowest rating received from any such rating agency is two or more rating levels below the highest rating, the rating level next below the highest rating will apply; provided, however, that notwithstanding the foregoing proviso, if any two such ratings are both at the highest rating, then such highest rating shall apply.

EXHIBIT B

Summary of Conditions Precedent

The availability and funding of the Bridge Facility shall be subject to the satisfaction (or waiver) of solely the following conditions.

Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Commitment Letter (including the Exhibits and Annexes thereto) to which this Exhibit B is attached.

1.	The Borrower shall have executed and delivered the Senior Bridge Credit Documentation and the Lead Arrangers and the Committed Lenders shall have received:

(a)	customary closing certificates, good standing certificates, borrowing notices and legal opinions; and

(b)	a certificate of the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Borrower in an agreed form certifying that the Borrower and its subsidiaries, on a consolidated basis, after giving effect to the Transactions, are solvent.

2.	The Specified Merger Agreement Representations shall be true and correct as of the Bridge Funding Date (except, in the case of any Specified Merger Agreement Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct as of the respective date or for the respective period, as the case may be).

3.	The Specified Representations shall be true and correct in all material respects as of the Bridge Funding Date (except, in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided that, to the extent that any of the Specified Representations are qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be a Material Adverse Effect (as defined in the Merger Agreement) for purposes of any such representations and warranties made or deemed made on, or as of, the Bridge Funding Date (or any date prior thereto).

4.	There shall not have occurred and be continuing any default or event of default under the Senior Bridge Credit Documentation with respect to (i) non-payment under the Bridge Facility and (ii) bankruptcy events with respect to the Borrower.

5.	The Acquisition shall be consummated in compliance with applicable law in accordance with the terms of the Merger Agreement, but without giving effect to any amendments, waivers or consents by the Borrower that are materially adverse to the interests of the Bridge Lenders or the Lead Arrangers in their respective capacities as such without the consent of the Lead Arrangers (it being understood that (a) any decrease in the Purchase Price shall not be materially adverse to the interests of the Bridge Lenders or the Lead Arrangers so long as such decrease is allocated to reduce the Bridge Facility and the

Conditions

Exhibit B – Page 1

Notes on a dollar-for-dollar basis, (b) any increase in the Purchase Price which is funded solely with cash on hand or borrowings under the Borrower’s existing credit facilities, and not with proceeds of other indebtedness shall not be materially adverse to the interests of the Bridge Lenders or the Lead Arrangers and (c) the granting of any consent under the Merger Agreement that is not materially adverse to the interests of the Bridge Lenders or the Lead Arrangers shall not otherwise constitute an amendment or waiver).

6.	The Lead Arrangers shall have received (a) the audited consolidated statement of financial position of the Acquired Companies and the related audited consolidated statements of operations, comprehensive loss, changes in members’ equity and cash flows of the Acquired Companies as at and for the two most recently ended fiscal years to have been completed at least 90 days prior to the Bridge Funding Date and (b) the unaudited consolidated statement of financial position of the Acquired Companies and the related unaudited consolidated statements of operations and cash flows of the Acquired Companies as at and for each subsequent fiscal quarter ended at least 45 days prior to the Bridge Funding Date (which shall have been reviewed by the independent accountants for the Acquired Companies as provided in Statement on Auditing Standards No. 100). The Lead Arrangers hereby acknowledge receipt of all such information referred to in clauses (a) and (b) of this paragraph for all relevant periods ended on or prior to the date hereof.

7.	Since December 31, 2016, there has not been any Material Adverse Effect (as defined in the Merger Agreement).

8.	All fees and expenses required to be paid on the Bridge Funding Date pursuant to documentation related to the Transactions entered into among the Borrower, the Lead Arrangers or the Bridge Lenders, in each case to the extent invoiced at least three business days prior to the Bridge Funding Date, shall have been paid (which amounts may be offset against the proceeds of the Bridge Facility).

9.	The Administrative Agent, the Lead Arrangers and the Committed Lenders shall have received, at least three business days prior to the Bridge Funding Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, that has been reasonably requested by the Administrative Agent, the Lead Arrangers and/or the Committed Lenders at least 10 days in advance of the Bridge Funding Date.

Conditions

Exhibit B – Page 2